Exhibit 4.2

3% NONRECOURSE CONVERTIBLE PROMISSORY NOTE

This promissory note has not been registered under the Securities Act of 1933, as amended, or registered or qualified under applicable state securities laws. Propell Corporation is not required to give effect to any transfer of this promissory note unless (1) there is an effective registration statement under the Securities Act with respect to this promissory note and this promissory note is registered or qualified under applicable state securities laws, or (2) the holder of the promissory note provides to Propell an opinion of counsel reasonably acceptable to Propell to the effect that the transfer may be made without registration under the Securities Act and applicable state securities laws.

$                                                                                                                                                          March__, 2008

For value received, Propell Corporation, a Delaware corporation (the “Maker”), hereby promises to pay to the order of _______________ the “Holder”) the amount of ________________ Dollars ($____________) in accordance with the following terms:

1.           Payment of Amount Owed. Maker shall pay the Holder the principal amount of this note and all accrued interest on the one year anniversary date of the date of this note if the note is not earlier converted. Interest shall not be paid if the note is earlier converted.

2.           Payment of Interest. Interest will accrue on the unpaid principal amount of this note at an annual rate of 3%. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Maker may pay the interest in shares of its common stock.

3.           Method of Payment. Maker shall pay amounts due under this note by check or wire transfer of immediately available funds to an account designated by the Holder in a written notice to Maker. All payments must be in such currency as is then legal tender for payment of public and private debts in the United States of America. All amounts paid will be applied first to accrued, unpaid interest on this note and the balance, if any, will be applied to reducing the principal amount of this note.

4.           Prepayment. Maker may prepay this note in whole or in part at any time without premium or penalty.

5.           Nonrecourse. This note is nonrecourse.

6.          Conversion. The principal owed under this note shall automatically convert, without payment of any additional consideration therefore, into shares of Maker common stock, par value $0.001 per share, at a rate of one share of common stock for each $0.50 of principal, at the close of the anticipated PIPE (Private Investment in Public Equity) financing in Fall of 2008, or at 25 percent discount to PIPE price, whichever is less.

7.           Piggyback Registration Rights. Until such time as the Common Shares are saleable under Rule 144 of the Rules and Regulations promulgated under the Securities Act of 1933, the Holder shall have piggyback registration rights with respect to the Common Shares, such that Maker hereby agrees to register the Common Shares on any appropriate registration statement filed by the Maker (other than on Form S-4 or Form S-8). Maker shall pay all expenses incurred by the Maker in connection with this registration statement.

8.           Events of Default.

(a)        The occurrence of one or more of the following events (an “Event of Default”) will cause Maker to be in default under this note:

(i)        Maker fails to timely make the payment due under section 1 of this note or breaches any other obligation contained in this note;

(ii)      there occurs an Event of Insolvency.

(b)        As used in this Agreement, an “Event of Insolvency” means any of the following:

(i)         the initiation by Maker of proceedings under the United States Bankruptcy Code, or any other applicable U.S. federal or state law or any applicable foreign law seeking an order for relief;

(ii)        the consent of Maker to the institution of bankruptcy or insolvency proceedings against Maker;

(iii)       the filing by Maker of a petition seeking reorganization or release under the Federal Bankruptcy Reform Act or any other applicable U.S. federal or state law or applicable foreign law, or the consent by Maker to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Maker or of any substantial part of the property of Maker;

(iv)        the making by Maker of an assignment for the benefit of creditors; and

(v)        the entry of a decree or order by a court having jurisdiction adjudging Maker bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Maker under the U.S. Bankruptcy Code or any other applicable U.S. federal or state law or any applicable foreign law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Maker, or of any substantial part of the property of Maker, or ordering the winding up or liquidation of the affairs of Maker, and (A) Maker consents to that decree or order or (B) that decree or order remains unstayed and in effect for more than 60 consecutive days.

9.           Acceleration. Upon occurrence of an Event of Default, Maker will have a period of 10 days to cure that Event of Default, starting the date the Holder notifies Maker of occurrence of that Event of Default. If Maker fails to timely cure that Event of Default, the Holder may, in the Holder’s sole discretion, by notice to Maker declare the entire unpaid principal amount of this note, all interest accrued and unpaid thereon, and all other amounts payable hereunder to be forthwith due and payable, whereupon this note and all such other amounts will become immediately due and payable.

10.        Expenses. Maker shall pay all reasonable expenses incurred by the Holder in connection with collection and enforcement of this note, including without limitation reasonable attorneys’ fees and costs.

11.        Waiver of Presentment. Maker hereby waives presentment, notice of demand for payment, protest, notice of dishonor, and any other notice of any kind with respect to this note.

12.        Waiver of Rights. Neither delay on the part of the Holder in exercising any of the Holder’s rights nor any partial or single exercise of any of those rights constitutes a waiver thereof or of any other right, and no waiver on the part of the Holder of any of the Holder’s rights constitutes a waiver of any other right.

13.        Notices. Any notices required or permitted to be given under this note must be given in accordance with section 7.1 of the subscription agreement between Maker and the Holder dated as of the date of this note.

14.        Amendment. This note may only be amended, waived, discharged, or terminated by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge, or termination is sought.

15.        Successors and Assigns. This note is binding on Maker and its successors and assigns, and inures to the benefit of the Holder and the Holder’s heirs, executors, successors, and assigns.

16.        Governing Law. The laws of the State of Florida, without giving effect to principles of conflict of laws, govern all matters arising under this agreement, including without limitation all tort claims.

Maker is executing this note on the date stated at the top of this note.

PROPELL CORPORATION

By:

Edward L. Bernstein Chief Executive Officer

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